Exhibit 99.2

JINGTIAN & GONGCHENG

ATTORNEYS AT LAW

15TH FLOOR, THE UNION PLAZA, NO. 20 CHAOYANGMENWAI DAJIE,

CHAOYANG DISTRICT

TEL: (86-10) 6588 2200  FAX: (86-10) 6588 2211

September 22, 2009

Trony Solar Holdings Company Limited

Suite 1217-1225

The Pavilion Century Tower

4002 North Hua Qiang Road,

Shenzhen, 518028

People’s Republic of China

Dear Sirs or Madams,

We have acted as the People’s Republic of China (“PRC”) legal counsel to Trony Solar Holdings Company Limited, a company incorporated under the laws of the Cayman Islands (the “Company”).

In connection with the initial public offering (the “Offering”) of American Depositary Shares (the “ADSs”), each representing certain number of ordinary shares, par value US$0.0001 per share (the “Shares”), of the Company, and the proposed listing and trading of the ADSs representing the Shares on the New York Stock Exchange and the confidential submission and subsequent public filing of the Company’s registration statement on Form F-1 to be amended from time to time (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), you have requested us to furnish an opinion to you as to the matters set forth below. For purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have considered the PRC laws, rules and regulations that may be relevant to the interpretation of the M&A Rule (as defined below):

According to “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors”(the “M&A Rule”), issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (or CSRC), and State Administration of Foreign Exchange on August 8, 2006, offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals, are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.  The CSRC approval requirement applies to SPVs that acquired equity interest in PRC companies through share swaps and using cash.

On September 21, 2006, pursuant to the M&A Rule and other PRC law, rule or regulation and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of the current PRC law, rule or regulation, rules and regulations and the M&A Rule, the new regulation does not require that the Company obtain prior CSRC approval for the listing and trading of its ADSs on the New York Stock Exchange, because Shenzhen Trony Science and Technology Development Co., Ltd (“Shenzhen Trony”) was already a foreign-invested enterprise before September 8, 2006, the effective date of the M&A Rule.  Shenzhen Trony was a foreign-invested enterprise before September 8, 2006 because the acquisition of the equity interest in Shenzhen Trony by the Company through Grand Sun International Investment Limited was completed before September 8, 2006,  and received all necessary approvals from PRC regulatory authorities prior to September 8, 2006.

The aforesaid legal opinion are subject to the timing and content of any new laws, rules and regulations or clear implementations and interpretations from the CSRC in any form relating to the M&A rule.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Risk Factors”, “Regulation”, “Enforcement of Civil Liabilities”, “Legal Matters” and “Experts” in the prospectus included in the Registration Statement.

Yours faithfully

Jingtian & Gongcheng